Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Embarq Corporation

We consent to the use of our report dated March 9, 2007, with respect to the consolidated balance sheets of Embarq Corporation and subsidiaries as of December 31, 2006 and 2005, and the related consolidated statements of operations, cash flows and stockholders’ equity for each of the years in the three-year period ended December 31, 2006, and the related financial statement schedule, incorporated by reference in the Post-Effective Amendment No. 1 to Form S-1 (No. 333-133343) registration statement of Embarq Corporation and to the reference to our firm under the heading “Experts”. Our report on the consolidated financial statements and related financial statement schedule refers to the adoption of the provisions of FASB Interpretation No. 47, Accounting for Conditional Asset Retirement Obligations, in the fourth quarter of 2005 and SFAS No. 158, Employers Accounting for Defined Benefit Pension and other Postretirement Plans, an amendment of SFAS Statements No. 87, 88, 106 and 132 (R), as of December 31, 2006.

/s/ KPMG LLP

Kansas City, Missouri

March 9, 2007